SCHEDULE 13G

                                 (Rule 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             Kingdom Ventures, Inc.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                   49567U 10 5
                                 (CUSIP Number)

 Carson Valley Christian Center, Attn: John Jackson, 1095 Stephanie Way, Minden, NV 89423 (775) 267-2242
 -------------------------------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               September 18, 2003
             (Date of Event Which Requires Filing of This Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ] Rule 13d-1(b)

                  [X] Rule 13d-1(c)

                  [ ] Rule 13d-1(d)

       * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 49567U 10 5                         13G                                                   Page 2 of 4 Pages

--------- -----------------------------------------------------------------------------------------------------------
   1      Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
          Carson Valley Christian Center

--------- -----------------------------------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group                       (a) [  ]
          (See Instructions)                                                     (b) [  ]

--------- -----------------------------------------------------------------------------------------------------------
   3      SEC Use Only


--------- -----------------------------------------------------------------------------------------------------------
   4      Citizenship or Place of Organization
          Nevada

--------- -----------------------------------------------------------------------------------------------------------
      Number of          5    Sole Voting Power
        Shares                685,000
     Beneficially
       Owned by
         Each
      Reporting
     Person With
----------------------- ----- ---------------------------------------------------------------------------------------
                         6    Shared Voting Power
                              0

----------------------- ----- ---------------------------------------------------------------------------------------
                         8    Sole Dispositive Power
                              685,000

----------------------- ----- ---------------------------------------------------------------------------------------
                         9    Shared Dispositive Power
                              0

--------- -----------------------------------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person
          685,000

--------- -----------------------------------------------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [  ]
          (See Instructions)

--------- -----------------------------------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)
          2.6%

--------- -----------------------------------------------------------------------------------------------------------
   12     Type of Reporting Person (See Instructions)
          OO

--------- -----------------------------------------------------------------------------------------------------------

CUSIP No. 49567U 10 5                  13G                 Page 3 of 4 Pages


Item 1(a)         Name of Issuer:

                  Kingdom Ventures, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  1045 Stephanie Way
                  Minden, NV 89423

Item 2(a)         Name of Person Filing:

                  Carson Valley Christian Center

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  1095 Stephanie Way
                  Minden, NV 89423

Item 2(c)         Citizenship

                  Nevada

Item 2(d)         Title of Class of Securities:

                  Common stock, $.001 par value per share

Item 2(e)         CUSIP Number

                  49567U 10 5

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

         (a)      [   ]  Broker or dealer registered under Section 15 of the Exchange Act.
         (b)      [   ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)      [   ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d)      [   ]  Investment company registered under Section 8 of the Investment Company Act.
         (e)      [   ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
         (f)      [   ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)      [   ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)      [   ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i)      [   ]  A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the
                         Investment Company Act;
         (j)      [   ]  Group, in accordance with Rule 13d-(b)(1)(ii)(J).

Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 685,000 shares

         (b)      Percent of class: 2.6%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: 685,000

                  (ii)     Shared power to vote or direct the vote; 0

                  (iii) Sole power to dispose or to direct the disposition of: 685,000

                  (iv) Shared power to dispose or to direct the disposition of: 0

CUSIP No. 49567U 10 5                  13G                 Page 4 of 4 Pages


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                            09/26/03
                                                  ----------------------------
                                                              (Date)

                                                            /s/ John Jackson
                                                  ----------------------------
                                                            (Signature)

                                                       John Jackson, President
                                                  ----------------------------
                                                         (Name and Title)

            Attention: Intentional misstatements or omission of fact Constitute federal criminal violations (see18 U.S.C. 1001)